EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

HANMI FINANCIAL CORPORATION

This Employment Agreement (the “Agreement”) between Hanmi Financial Corporation (“Hanmi” or the “Company”), a Delaware corporation, and Dr. Sung Sohn (“Executive”) is hereby entered into effective as of the 3rd day of January, 2005, contingent upon Executive commencing employment on that date (“Effective Date”). In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

     1. Employment and Duties; Place of Performance.

     (a) Hanmi hereby employs Executive as the President and Chief Executive Officer of Hanmi and as the President and Chief Executive Officer of Hanmi Bank. As such, Executive shall have responsibilities, duties and authority reasonably accorded to and expected of a president and chief executive officer and will report solely and directly to the Board of Directors of Hanmi (the “Board”). Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1(c), agrees to devote his full time, attention and efforts to promote and further the business of Hanmi.

     (b) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by Hanmi.

     (c) Executive shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage except to the extent permitted by this Agreement. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 3 hereof. Hanmi and Executive hereby acknowledge and agree that Executive may spend a limited amount of time each year delivering speeches, which may not exceed 12 speaking engagements outside of the Los Angeles metropolitan area in a 12 month period and may not cause Executive to take more than 20 days of leave time in a 12 month period in order to deliver speeches, except in either case with the advance approval of the Chairman of the Compensation Committee of the Board (“Compensation Committee”). Executive may retain up to $50,000 per calendar year received from making such speeches and any amount payable in excess of $50,000 per calendar year shall be paid directly or paid over by the Executive to Hanmi. Hanmi and Executive also acknowledge and agree that Executive may serve on the board of directors of no more than two (2) non-profit, tax-exempt organizations and may not serve on the board of directors of any other organization, except in either case with the approval of the Compensation Committee. In no event shall any such speaking engagement or service as a member of a board of directors violate the provisions of Section 3 hereof.

     (d) Executive understands that he shall perform his duties and responsibilities under this Agreement primarily at the Company’s principal place of business in Los Angeles, California.

     2. Compensation. For all services rendered by Executive, Hanmi shall compensate Executive as follows:

     (a) Base Salary. Beginning on the Effective Date, the base salary payable to Executive shall be $550,000 per year, payable on a regular basis in accordance with Hanmi’s standard payroll procedures. On each anniversary of the Effective Date, Executive’s base salary shall be automatically adjusted in order to reflect any change in the Consumer Price Index for All Urban Consumers (CPI-U) for the Greater Los Angeles Area (Los Angeles-Riverside-Orange County Consolidated Metropolitan Statistical Area) in the preceding year. In addition, on at least an annual basis, the Compensation Committee will review Executive’s performance and may increase such base salary if, in its reasonable discretion, any such increase is warranted. Any salary increase approved by the Compensation Committee shall be submitted to the Board for ratification to the extent required by the Company’s By-Laws, the Compensation Committee’s charter, and other relevant corporate governance documents of the Company. Once Executive’s base salary has been increased it shall thereafter not be reduced without the consent of Executive.

     (b) Incentive Bonus. For calendar year 2005 and subsequent calendar years during the Executive’s employment with the Company hereunder, Executive shall be eligible to receive an annual incentive bonus expressed as a percentage of Executive’s base salary in effect at the beginning of such period and calculated according to the table set forth as Exhibit A labeled “Bonus Schedule II”. In the event that Executive’s annual cash incentive bonus calculated according to such table produces a bonus of more than 100% of base salary for two consecutive calendar years or less than 35% of base salary for two consecutive calendar years, then the Compensation Committee shall review the table and make appropriate adjustments to such table for future calendar years with the consent of Executive. Notwithstanding the foregoing, for calendar year 2005 Executive’s annual cash incentive bonus shall not be less than 50% of base salary and with respect to his bonus for any given calendar year, shall not exceed 125% of base salary.

     (c) Stock Compensation. Executive shall be granted as an entitlement for Executive’s execution of this Agreement a grant of an option to acquire 75,000 shares of Hanmi’s common stock (the “First Option”). The shares subject to the First Option shall become vested and exercisable over a period of six (6) years from the Effective Date, in equal annual installments of 16.666666% per year (rounded to the nearest whole share) and upon termination of employment for any reason shall continue to vest and become exercisable as if Executive had continued to deliver services to Hanmi under this Agreement for the remainder of the Term, except to the extent that more favorable terms are set forth elsewhere in this Agreement. At the same time Executive shall be granted an option to acquire 100,000 shares of Hanmi’s common stock (the “Second Option”). The shares subject to the Second Option shall become vested and exercisable over a period of six (6) years from the Effective Date, in equal annual installments of 16.666666% per year (rounded to the nearest whole share). The First Option and the Second

Option shall each have an exercise price per share equal to the closing price of the Company’s common stock on November 3, 2004. If for some reason Executive does not commence employment with the Company on the Effective Date, the First Option and the Second Option shall terminate at the beginning of the following day. Except as set forth in the Agreement, the First Option and the Second Option shall contain substantially the same terms and conditions as in the Company’s standard form of non-qualified stock option agreement under the Hanmi Financial Corporation Year 2000 Stock Option Plan (the “Plan”), whether or not the First Option and/or the Second Option are granted under the Plan.

     Executive shall also be entitled to the grant of an additional option to acquire shares of Hanmi’s common stock under the Plan in the amount of 100,000 shares (adjusted for changes in the Company’s capital structure that alters the amount and/or type of equity securities in the share reserve of the Plan) at such time that (1) either (A) the fair market value of the Company’s common stock (calculated as the median of the closing prices of the common stock over a 21 consecutive day trading period) doubles from the closing price of the common stock on the Effective Date and such doubling occurs during the Term, or (B) the Company’s earnings per share as announced in its annual audited financial statements doubles from the earnings per share announced in the audited financial statements for the Company’s 2004 fiscal year and such doubling occurs during the Term, and (2) Executive is serving as Hanmi’s President and Chief Executive Officer on the grant date (the “First Performance Option”). The First Performance Option shall be granted as soon as administratively practicable after the time that it is determined that this performance objective has been met and shall have an exercise price per share equal to the fair market value of the Company’s common stock on the grant date. The shares subject to the First Performance Option shall become vested and exercisable over the remainder of the Term following the grant date in equal annual installments. Except as set forth in the Agreement, the First Performance Option shall contain substantially the same terms and conditions as in the Company’s standard form of non-qualified stock option agreement under the Plan.

     Furthermore, Executive shall be entitled to the grant of an additional option to acquire shares of Hanmi’s common stock under the Plan in the amount of 100,000 shares (adjusted for changes in the Company’s capital structure that alters the amount and/or type of equity securities in the share reserve of the Plan) at such time that (1) either (A) the fair market value of the Company’s common stock (calculated as the median of the closing prices of the common stock over a 21 consecutive day trading period) quadruples from the closing price of the common stock on the Effective Date and such quadrupling occurs during the Term, or (B) the Company’s earnings per share as announced in its annual audited financial statements quadruples from the earnings per share announced in the audited financial statements for the Company’s 2004 fiscal year and such quadrupling occurs during the Term, and (2) Executive is serving as Hanmi’s President and Chief Executive Officer on the grant date (the “Second Performance Option”). The Second Performance Option shall be granted as soon as administratively practicable after the time that it is determined that this performance objective has been met and shall have an exercise price per share equal to the fair market value of the Company’s common stock on the grant date. The shares subject to the Second Performance Option shall become vested and exercisable over the remainder of the Term following the grant date in equal annual installments. Except as set forth in the Agreement, the Second Performance Option shall contain the same terms and conditions as in the Company’s standard form of non-qualified stock option agreement under the Plan.

     For purposes of this Agreement, the First Option, the Second Option, the First Performance Option, and the Second Performance Option shall be referred to collectively as the “Options”.

     Finally, Executive shall be granted as an entitlement for Executive’s execution of this Agreement a stock bonus in the amount of 50,000 shares of Hanmi’s common stock (“Stock Bonus”). Executive shall not be required to provide any monetary payment as a condition of receiving this grant. The Stock Bonus shall be granted as soon as administratively practicable following the Effective Date. The shares subject to such award shall become vested over a period of five (5) years from the Effective Date, in equal annual installments of 20% per year, and upon termination of employment for any reason shall continue to vest and become exercisable as if Executive had continued to deliver services to Hanmi under this Agreement for the remainder of the Term, except to the extent that more favorable terms are set forth elsewhere in this Agreement.

     (d) Executive Perquisites, Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from Hanmi in such form and to such extent as specified below:

(1)	Coverage for Executive, his spouse and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that Hanmi may have in effect from time to time, with the premiums for such coverage paid by Hanmi to at least the same degree as Hanmi pays for its other executive officers.

(2)	Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with Hanmi’s expense-reporting policy.

(3)	Four (4) weeks paid vacation (exclusive of sick pay) for each year during the period of employment ending on the anniversary of the date on which the period of employment commenced (pro rated for any year in which Executive is employed for less than a full year).

(4)	An automobile allowance to provide Executive with an appropriate automobile for his use in the performance of his duties. Hanmi shall pay all reasonable costs and expenses of maintaining and operating said automobile, including automobile liability insurance covering Executive. Any reimbursement of expenses shall follow the procedures set forth in Hanmi’s expense-reporting policy. In addition, Executive shall receive a tax gross-up for any taxes recognized by Executive as a direct result of Executive’s operation of said automobile.

(5)	Such other executive perquisites as may be available to or deemed appropriate for Executive by the Compensation Committee and participation in all other Company-wide employee benefits as available from time to time.

(6)	Reimbursement of reasonable moving expenses associated with the relocation of Executive’s principal residence from Minnesota to California, including the cost of two house hunting trips for Executive and his spouse, movement of household goods and cars, and other expenses related to the foregoing.

(7)	Payment or reimbursement of initiation fees not to exceed $60,000 and payment or reimbursement for monthly dues related to a country club membership while Executive is employed by the Company. The country club must be located in either Los Angeles Country or Orange County, California. Upon the termination of Executive’s employment, the Company will have the discretion to transfer its rights relating to such membership to Executive.

(8)	In the event that the Company is able to purchase such policy from a life insurance company with a financial strength rating of A or above from A.M. Best for an annual premium cost of no more than 200% of such insurer’s premium for a policy written on the life of a male of the same age as Executive in the “standard” risk category, the Company shall be obligated to purchase a term life insurance policy with a death benefit of Two Million Two Hundred Thousand Dollars ($2,200,000) for a period of no less than four (4) years following the Effective Date so long as Executive is employed by the Company under this Agreement. The initial beneficiary on the policy shall be Executive’s estate, and then after the completion of each full year of employment with the Company, twenty five percent (25%) of the death benefit shall become payable to Hanmi or its assignee instead of Executive’s estate, so that after four (4) years of Executive’s employment with the Company, one hundred percent (100%) of the death benefit shall become payable to the Company.

(9)	The Company shall employ its best efforts to obtain a supplemental long-term disability insurance policy for Executive while Executive is employed by the Company under this Agreement from a disability insurance carrier with a financial strength rating of A or above from A.M. Best with an annual premium of no more than Nine Thousand Dollars ($9000). Within such parameters, the Company shall endeavor to obtain a policy with the most beneficial level of benefits and other policy terms, as ultimately approved by Executive.

     3. Non-Competition Agreement.

     (a) Executive will not, during the period of his employment by or with Hanmi, and thereafter as described in further detail below, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

     (i) during the period of his employment by or with Hanmi, and thereafter through the end of any period of time during which Executive is receiving payment or benefits under the Termination Payment (as defined below), engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, of or for any banking or related businesses conducting business within any state within (i) the United States of America, including its possessions and territories, in which Hanmi has a presence or written detailed plans to have a presence during the full term of this Agreement, or (ii) any country outside of the United States of America in which Hanmi has a presence (the “Territory”);

     (ii) during the period of his employment by or with Hanmi, and thereafter through the remainder of the Term set forth in Section 4 (even if Executive is no longer delivering services to Hanmi for such remainder) call upon, or cause others to call upon, any person who is, at that time, within the Territory, an employee of Hanmi (including its subsidiaries) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Hanmi (including its subsidiaries);

     (iii) during the period of his employment by or with Hanmi, and thereafter through the remainder of the Term set forth in Section 4 (even if Executive is no longer delivering services to Hanmi for such remainder) knowingly call upon, or cause others to call upon, any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Hanmi (including its subsidiaries) for the purpose of soliciting or selling products or services in direct competition with Hanmi (including its subsidiaries) within the Territory, and will cease any unknowing solicitation upon receipt of written notice from Hanmi that such solicitation has occurred immediately upon such receipt of written notice;

     (iv) during the period of his employment by or with Hanmi, and thereafter through the remainder of the Term set forth in Section 4 (even if Executive is no longer delivering services to Hanmi for such remainder) disclose customers or confidential information regarding customers, whether in existence or proposed, of Hanmi (including its subsidiaries) to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that Hanmi (including its subsidiaries) has in the past disclosed such information to the public for valid business reasons.

     (v) comply with the provisions of a standard form of Confidentiality Agreement which Executive shall execute on or before the Effective Date.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than one percent (1%) of the capital stock of another financial institution or a subsidiary of such institution, provided that such capital stock is traded on a national securities exchange or over-the-counter.

     (b) Because of the difficulty of measuring economic losses to Hanmi (including its subsidiaries) as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Hanmi (including its subsidiaries) for which it would have no other adequate remedy, Executive agrees that the foregoing covenants may be enforced by Hanmi (including its subsidiaries) in the event of breach by him, by injunctions and restraining orders to the fullest extent not prohibited by law.

     (c) It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities and business of Hanmi (including its subsidiaries) on the date of the execution of this Agreement and the current plans of Hanmi; but it is also the intent of Hanmi and Executive that such covenants be construed and enforced in accordance with the changing activities and business of Hanmi throughout the term of this covenant. For example, if, during the term of this Agreement, Hanmi (including its subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business in effect on the Effective Date or the locations currently established therefore, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business through the term of this covenant, even if such restrictions are applicable outside of the Territory.

     It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with Hanmi (including its subsidiaries) as described above, or similar activities or business in locations the operation of which, under such circumstances, does not violate this Section 3, and in any event such new business, activities or location are not in violation of this Section 3 or of Executive’s obligations under this Section 3, if any, Executive shall not be chargeable with a violation of this Section 3 if Hanmi (including its subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

     (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

     (e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against Hanmi (including its subsidiaries), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Hanmi (including its subsidiaries) of such covenants. It is specifically agreed that the period of the remainder of the Term stated at the beginning of this Section 3, during which the agreements and covenants of Executive made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 3.

     4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for a period of six (6) years until January 3, 2011 (the “Term”). This Agreement and Executive’s employment may be terminated in any one of the following ways:

     (a) Death. The death of Executive shall immediately terminate this Agreement. In the event of Executive’s death, the First Option and the Stock Bonus shall become immediately fully vested (and in the case of the First Option, fully exercisable) as of the date of death.

     (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive either (i) shall have been absent from his full-time duties hereunder for substantially all of six (6) consecutive months, or (ii) such incapacity can reasonably be expected to result in death or to last for a continuous period of not less than twelve (12) months and to render Executive unable to perform effectively the duties and responsibilities of his office, then Hanmi may terminate Executive’s employment hereunder; provided, however, that any termination pursuant to this Section 4(b) shall not occur prior to the expiration of three (3) months following the commencement of Executive’s incapacity due to his physical or mental illness or injury. In the event of the termination of Executive’s employment on account of Executive’s disability, the First Option and the Stock Bonus shall become immediately fully vested (and in the case of the First Option, fully exercisable) as of the date of death.

     (c) Good Cause. Hanmi may terminate the Agreement for “good cause”, which shall be: (1) Executive’s willful or grossly negligent failure to comply with the lawful directions of the Board; (2) Executive’s gross negligence or willful misconduct (including but not limited to any willfully dishonest or fraudulent act or omission) in the performance or intentional nonperformance of any of Executive’s material duties and responsibilities hereunder or continued neglect of Executive’s duties to the Company (including its subsidiaries); (3) Executive’s material misappropriation of property of the Company (including its subsidiaries) for his own personal financial benefit; or (4) Executive’s conviction or plea of guilty or “no contest” to a felony, in each case provided that Executive has failed to cure such act or omission to the Company’s reasonable satisfaction, if such act or omission is reasonably capable of being cured, no later than ten (10) days following delivery of written notice by the Company to Executive of such offending act or omission. In the event of a termination for good cause, as enumerated above, Executive shall have no right to any compensation not otherwise expressly provided for herein.

     (d) Without Good Cause. Hanmi may terminate the Agreement without a showing of “good cause”. Should this Agreement be terminated by Hanmi without “good cause”, subject to Executive’s execution of an effective general release of claims and Executive’s continuing compliance with the covenants set forth in Sections 3, 5 and 6, Executive shall receive the following benefits: (1) Executive shall continue to receive his base salary over the remainder of the Term as if Executive had continued to deliver services to Hanmi under this Agreement for the remainder of the Term (including cost of living adjustments to such base salary as described in Section 2(a) above), (2) any Options that are outstanding on the date of Executive’s termination without “good cause” shall continue to vest and become exercisable as if Executive had continued to deliver services to Hanmi under this Agreement for the remainder of the Term, (3) the Stock Bonus shall continue to vest as if Executive had continued to deliver services to Hanmi under this Agreement for the remainder of the Term, and (4) the Company shall pay the premium cost of any private medical, dental and vision coverage that Executive purchases for the benefit of himself, his spouse and his covered dependents with coverage no more favorable in the aggregate than the coverage received by Executive, his spouse and his covered dependents immediately prior to such termination of employment, such payments to continue for the shorter of (i) the remainder of the Term as if Executive had continued to deliver services to Hanmi under this Agreement for such period or (ii) the date that Executive becomes eligible to receive health care benefits under a health care plan sponsored by a subsequent employer (collectively the “Termination Payment”). Executive shall have no obligation to mitigate such amount or take any action to lessen Hanmi’s liability for such payment, but in the event that Executive receives any cash, goods, services, or other property (“Remuneration”) for his services over the period during which any portion of the Termination Payment is being made, the amount of the unpaid cash portion of the Termination Payment shall be reduced by the value of such Remuneration. In the event that Executive violates one or more of the covenants set forth in Section 3, Hanmi shall be entitled to immediately cease any further payments of the Termination Payment and may seek the return of the value of the portion of the Termination Payment previously made to Executive.

     (e) Resignation by Executive on Account of “Constructive Termination”. Executive may resign on account of a “Constructive Termination” by Hanmi during the Term. In the event that Executive resigns on account of “Constructive Termination”, such resignation shall be treated in the same fashion as a termination of Executive’s employment without “good cause” by Hanmi. For purposes of this Agreement, the term “Constructive Termination” shall mean: (1) the failure by Hanmi to pay or cause to be paid to Executive his base salary or any earned annual cash incentive bonus payment when due; (2) the reduction of Executive’s annual base salary without his consent; (3) a material diminution in Executive’s authority, responsibilities, duties or reporting relationships as President and Chief Executive Officer; or (4) the relocation of Executive’s primary work place with Hanmi in Los Angeles, California to a location more than thirty-five (35) miles from its current location as of the Effective Date without Executive’s consent, in each if such breach is not cured by Hanmi within ten (10) business days following the date on which Executive notifies the Board in writing of the existence of such breach.

     (f) Resignation by Executive other than on account of “Constructive Termination”. At any time after the commencement of employment, Executive may terminate this Agreement and his employment by resignation, effective thirty (30) days after written notice is provided to Hanmi. If Executive voluntarily resigns or otherwise terminates his employment, and such termination is not considered to be a “Constructive Termination” as defined in Section 4(e) above, then Executive shall receive no Termination Payment or any other form of severance compensation, except that the First Option shall continue to vest and become exercisable as if Executive had continued to deliver services to Hanmi for the remainder of the Term and the Stock Bonus shall continue to vest as if Executive had continued to deliver services to Hanmi for the remainder of the Term.

     Upon termination of this Agreement for any reason described above in Sections 4(a) through 4(f), inclusive, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided above or in Section 10. All other rights and obligations of Hanmi and Executive under this Agreement shall cease as of the effective date of termination, except that Hanmi’s obligations under this Section 4 and Section 10, as well as Section 7 herein, and Executive’s obligations under Sections 3, 5, 6, 7 and 8 herein shall survive such termination in accordance with their terms.

     5. Return of Company Property. All records, business plans, financial statements, financial records, manuals, memoranda, lists, equipment and other property or information delivered to, received by or compiled by Executive by or on behalf of Hanmi (including its subsidiaries) or their representatives, vendors or customers which pertain to the business of Hanmi (including its subsidiaries) shall be and remain the property of Hanmi (including its subsidiaries) and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Hanmi (including its subsidiaries) which is collected by Executive or otherwise in Executive’s possession shall be delivered promptly to Hanmi without request by it upon termination of Executive’s employment for any reason or no reason.

     6. Confidential Information. Executive is and will be employed hereunder by Hanmi in a confidential relationship wherein Executive, in the course of his employment with Hanmi, is and will become familiar with and aware of information as to Hanmi’s customers, specific manner of doing business, including the processes, techniques, confidential information and trade secrets utilized by Hanmi, and future plans with respect thereto, all of which will be established and maintained at great expense to Hanmi; this information is confidential information and a trade secret and constitutes the valuable goodwill of Hanmi. Executive agrees that he will not, during or after the term of this Agreement with Hanmi, use or disclose the specific terms of Hanmi’s relationships or agreements with its significant vendors or customers or any other significant and material confidential information or trade secret of Hanmi, whether in existence or proposed, with or to any person, firm, partnership, corporation or business for any reason or purpose whatsoever other than as required by law or to attorneys or accountants or other agents of the Company.

     7. Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by Hanmi against Executive), by reason of the fact that he is or was performing services under this Agreement, then Hanmi shall indemnify and hold harmless the Executive against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the fullest extent permitted by the General Corporation Law of the State of Delaware and the Company’s By-Laws. In the event that both Executive and Hanmi are made a party to the same third-party action, complaint, suit or proceeding, Hanmi agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by Hanmi shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and Hanmi shall pay all reasonable attorneys’ fees and costs of such separate counsel. Executive agrees to reimburse the Company for all amounts paid to or for the benefit of Executive in the event that Executive is not entitled to indemnification under the General Corporation Law of the State of Delaware or the Company By-Laws.

     8. No Prior Agreements. Executive hereby represents and warrants to Hanmi that the execution of this Agreement by Executive and his employment by Hanmi and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify Hanmi for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Hanmi based upon or arising out of any non-competition agreement, confidential information, invention, secrecy or similar agreement between Executive and such third party which was in existence as of the Effective Date.

     9. Assignment; Binding Effect. Executive understands that he has been selected for employment by Hanmi on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 11 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     10. Change in Control.

     (a) Executive understands and acknowledges that Hanmi may be merged or consolidated with or into another entity and that such entity shall automatically be subject to the rights and obligations of Hanmi hereunder.

     (b) In the event of a pending Change in Control (as defined below) if (i) Executive resigns on account of a Constructive Termination or his employment is terminated by Hanmi without “good cause”, and such resignation or termination of employment occurs upon or within thirteen (13) months following the occurrence of a Change of Control as defined in Section 10(c) below, or (ii) Hanmi and Executive have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of Hanmi’s business and/or assets that such successor is willing and able as of the closing to assume and agree to perform Hanmi’s obligations under this Agreement in the same manner and to the same extent that Hanmi is hereby required to perform, then in either such case termination or failure to assume Hanmi’s obligations under this Agreement shall be treated as a termination of this Agreement by Hanmi without good cause and upon Executive’s termination of employment (including a resignation by Executive for any reason pursuant to Section 10(b)(ii)), the provisions of Section 4(d) will apply; however, under such circumstances, (i) the amount of the cash portion of the Termination Payment due to Executive shall be payable in a lump-sum payment on the effective date of the termination and (ii) all then outstanding Options and the Stock Bonus shall become fully vested (and in the case of the Options, fully exercisable) on the effective date of the termination. In addition, Executive shall also be entitled to an additional cash incentive bonus payable in a lump-sum amount on the effective date of the termination in an amount equal to the mean average of Executive’s annual cash incentive bonuses under Section 3(b) hereof for the preceding three (3) years (or such smaller number of years if Executive has not received at least three annual cash incentive bonuses under Section 3(b)). In calculating such supplemental bonus, if the amount of Executive’s cash incentive bonus for calendar year 2005 was not greater than the guaranteed bonus for such year, then the 2005 annual cash incentive bonus shall be disregarded. Any payments or other benefits to which Executive shall become entitled to pursuant to this Section 10(b) shall be subject to Executive’s satisfaction of all of the conditions set forth in Section 4(d) hereof (e.g., execution of an effective general release of claims, compliance with the covenants in Sections 3 and 6, return of property).

     (c) A “Change in Control” shall be deemed to have occurred if:

               (i) The consummation of a merger or consolidation of Hanmi with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of Hanmi immediately prior to such merger, consolidation or other reorganization; or

               (ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets; or

               (iii) A change in the composition of the Board, as a result of which fewer than one-half of the directors are incumbent directors who either (x) had been directors of Hanmi on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (y) were elected, or nominated with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

               (iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Hanmi representing at least 50% of the total voting power represented by Hanmi’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

                    (x) A trustee or other fiduciary holding securities under an employee benefit plan of Hanmi or a subsidiary of Hanmi; and

                    (y) A corporation owned directly or indirectly by the stockholders of Hanmi in substantially the same proportions as their ownership of the common stock of Hanmi.

               A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Hanmi’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Hanmi’s securities immediately before such transactions.

     (d) Executive must be notified in writing by Hanmi at any time if a Change in Control becomes likely or probable.

     (e) In the event that any amounts payable under this Agreement or otherwise to Executive would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section 10(e) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (“Excise Tax”), then such amounts payable to Executive hereunder shall be either

                    (i) provided to Executive in full, or

                    (ii) provided to Executive as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10(e) shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days of his receipt of the Accountants’ determination, and Executive has not disputed the Accountants’ determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 10(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10(e). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10(e).

     If, notwithstanding any reduction described in this Section 10(e), the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the “Repayment Amount”. The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

     Notwithstanding any other provision of this Section 10(e), if (i) there is a reduction in the payment of benefits as described in this Section 10(e), (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this subsection contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits are maximized.

     11. Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with Hanmi or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement (including any exhibits to the Agreement and any documents expressly referred to in the Agreement) is the final, complete and exclusive statement and expression of the agreement between Hanmi and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Hanmi and Executive. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Hanmi and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

12. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To Hanmi:	Hanmi Financial Corporation

Attn:

To Executive:

Copies of Notices given to Executive shall be sent to:

Simpson Thacher & Bartlett
3330 Hillview Avenue
Palo Alto, CA 94304-1203
Attention: Stephen W. Fackler, Esq.
Fax: (650) 251-5002

Messerli & Kramer
1800 Fifth Street Towers
150 South Fifth Street
Minneapolis, MN 55402
Attention: Malcolm P. Terry, Esq.
Fax: (612) 672-3777

     Notice shall be deemed given and effective upon the occurrence of (i) the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail sent by certified mail, return receipt requested, (ii) personal service by a process server, or (iii) delivery to the recipient’s address by overnight delivery (e.g., FedEx, UPS, or DHL) or other commercial delivery service. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 12.

     13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     14. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Los Angeles, California, in accordance with the rules of the JAMS, Inc. then in effect. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrator determines that Executive was terminated without good cause, as defined in Section 4(d), or that Hanmi has otherwise materially breached this Agreement. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. All expenses of any such arbitration proceeding, including reasonable attorney’s fees, whether (i) initiated by Hanmi or (ii) initiated by Executive in good faith, shall be borne by Hanmi to the fullest extent permitted by law. Notwithstanding the foregoing, the Company may seek injunctive relief in a court of competent jurisdiction for any breach or threatened breach by Executive of his obligations under this Agreement, including those obligations set forth in Sections 3 and 6, for which injunctive relief may be available either under this Agreement or applicable law.

     15. Governing Law. This Agreement shall in all respects be construed according to the internal laws of the State of California, without regard to any conflicts of laws provisions thereof.

     16. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below.

HANMI FINANCIAL CORPORATION

By:	/s/ Joon H. Lee
Name:	Joon H. Lee
Title:	Chairman, Board of Directors

Date:	November 3, 2004

EXECUTIVE:

/s/ Dr. Sung Sohn Dr. Sung Sohn

Date:	November 3, 2004